Exhibit 10.6

EXECUTION COPY – MILLER LAKE ROYALTY

NET SMELTER RETURNS ROYALTY AGREEMENT

THIS ROYALTY AGREEMENT dated as of August 20, 2026 (the “Effective Date”)

BETWEEN:

MARITIMES GOLD CORP., a company organized under the laws of Canada

(the “Royalty Payor”)

AND:

1156219 B.C. LIMITED, a corporation organized under the laws of British Columbia

(the “Royalty Holder”)

WHEREAS:

A.

pursuant to a mineral property purchase agreement (the “Purchase Agreement”) between the Royalty Holder, the Royalty Payor, Nu-Med Plus, Inc., Avid Gold Ltd, Maritimes Gold JV Corp., MegumaGold Corp. and Crosby Gold Ltd. dated June 26, 2026 it was agreed that the Royalty Payor would grant a net smelter return royalty on all minerals mined, produced or otherwise recovered from the Property (as defined herein) in favour of the Royalty Holder on the terms and conditions set forth herein; and

B.

pursuant to the terms of the Purchase Agreement, the Royalty Payor has acquired beneficial ownership and operational control of the Property, with legal title to be transferred in accordance with the Purchase Agreement.

NOW THEREFORE THIS AGREEMENT WITNESSES THAT for and in consideration of the premises, the mutual covenants and agreements herein contained, the parties hereto hereby agree as follows:

Article 1

INTERPRETATION

Section 1.1           Definitions

In this Royalty Agreement, unless otherwise provided:

(a)

“Affiliate” means any Person that directly or indirectly controls, is controlled by, or is under common control with, a Party. For purposes of the preceding sentence, “control” means possession, directly or indirectly, of the power to direct or cause direction of management and policies through ownership of voting securities, contract, voting trust or otherwise;

(b)

“Allowable Deductions” means, without duplication, only the reasonable, actual and verifiable out-of-pocket costs incurred and paid by the Royalty Payor to arm’s-length third parties after Products have been mined and removed from the Property and solely in connection with the smelting, refining and sale of Products, consisting exclusively of:

(i)	customary smelting, refining and minting charges;

(ii)	reasonable transportation, handling, freight, insurance and port costs incurred in transporting Products from the point of shipment to the first arm’s-length purchaser or refinery;

(iii)	sales commissions or brokerage fees paid at prevailing market rates; and

(iv)

sales or export taxes actually payable to a Governmental Authority in respect of the sale of Products, but expressly excluding mining, milling, concentrating, beneficiation, penalties, representation costs, internal or affiliate charges, overhead, financing costs, hedging losses, depreciation, amortization or non-cash charges.

Where Products are processed at an Affiliate facility, Allowable Deductions shall be limited to the lesser of actual out-of-pocket operating costs (excluding profit and overhead) and arm’s-length market charges;

(c)

“Applicable Law” or “Applicable Laws” means all applicable federal, provincial, territorial, state, regional and local laws (statutory or common), rules, ordinances (including zoning and mineral removal ordinances), regulations, grants, concessions, franchises, licences, orders, directives, judgments, decrees, administrative acts and other governmental restrictions, including permits and other similar requirements, whether legislative, municipal, administrative or judicial in nature applicable to the Parties or in connection with the Property or this Royalty Agreement (including environmental laws and any applicable securities laws or regulations, and any applicable rules of any stock exchange, imposing disclosure requirements);

(d)

“Average Gold Price” means the average COMEX, First Position, quotation, as published in the “Metals Week” supplement to Platts Metals Daily (or should that publication cease, another similar publication acceptable to the Parties, acting reasonably) calculated by summing such quoted prices reported for each day (or the average of all such prices reported for each such day, if more than one) and dividing the sum by the number of days for which such prices were reported;

(e)	“Business Day” means any day other than a Saturday, Sunday or a day that is a statutory holiday in the place where an action is to be performed or a Notice is to be received;

(f)

“Claim” means any claim, demand, action, cause of action, damage, loss, cost, liability or expense, including reasonable legal fees and all reasonable Costs incurred in investigating or pursuing any of the foregoing or any proceeding relating to any of the foregoing;

(g)	“Claimant” has the meaning set out in Section 7.1;

(h)

“Costs” means any and all damages, including economic losses, costs, expenses, liabilities and obligations of whatsoever kind, direct or indirect, including fines, penalties, interest, lawyers’ fees and disbursements, expenses and taxes thereon;

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(i)	“Dispute” has the meaning set out in Section 7.1;

(j)	“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time;

(k)

“Gold Production” means the quantity of refined gold out-turned during a calendar month to the Royalty Payor’s pool account by a refinery in respect of Products, on either a provisional or final settlement basis;

(l)

“Gross Proceeds” means, subject to the provisions of Section 5.6, proceeds received by the Royalty Payor for the Sale of Products from the Property, whether processed on or off of the Property, determined as follows:

(i)

if Products are sold by the Royalty Payor in the form of raw ore, doré, or concentrates, then the Gross Proceeds in respect of such ore, doré or concentrates will be equal to the amount of the proceeds actually received by the Royalty Payor or credited to the Royalty Payor’s account during the calendar month from the Sale of such ore, doré or concentrates;

(ii)

if Products are sold by the Royalty Payor in the form of refined gold, then such gold will be deemed to have been sold at the Average Gold Price for the calendar month in which the Products were produced, and the Gross Proceeds in respect of gold will be determined by multiplying Gold Production for such calendar month by the Average Gold Price for such calendar month;

(iii)

if Products are sold by the Royalty Payor in the form of refined metals other than gold then the Gross Proceeds will be equal to the amount of the proceeds actually received by the Royalty Payor during the calendar month from the Sale of such refined metal; and

(iv)

if there is a Loss of Products, then the Gross Proceeds will be equal to the sum of the insurance proceeds in respect of such Loss and any Gross Proceeds from the Sale of such Products, determined under Section 1.1(l)(iii);

(m)	“Holdings” has the meaning set out in Section 4.1;

(n)	“IFRS” means international financial reporting standards as issued by the International Accounting Standards Board, as in effect from time to time;

(o)	“Loss” means an insurable loss of or damage to Products, whether or not occurring on or off the Property and whether the Products are in the possession of the Royalty Payor or otherwise;

(p)

“Minerals” means all marketable naturally occurring metallic minerals or mineral bearing material in whatever form or state, including, without limitation, any precious metal, any base metal or diamonds mined, extracted, removed, produced or otherwise recovered from the Property (but, for greater certainty, not including any rock, sand, gravel or aggregate and other common non-metallic materials), whether in the form of ore, doré, concentrates, precipitates, refined metals or any other beneficiated or derivative products thereof and including any such metallic minerals or mineral bearing materials or products derived from any processing or reprocessing of any tailings or other waste products originally derived from the Property;

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(q)	“Net Smelter Returns” means Gross Proceeds less Allowable Deductions;

(r)	“Net Smelter Returns Royalty” means the percentage of Net Smelter Returns to which the Royalty Holder is entitled pursuant to this Royalty Agreement, being five percent (5%);

(s)	“Notice” has the meaning set out in Section 8.4(a);

(t)	“Notice of Dispute” has the meaning set out in Section 7.1;

(u)	“Party” or “Parties” means one or more of the parties to this Royalty Agreement;

(v)

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization or other form of enterprise, or any government or any agency or political subdivision thereof;

(w)	“Prime” means at any particular time, the reference rate of interest, expressed as a rate per annum, that The Bank of Nova Scotia establishes as its prime rate of interest;

(x)	“Products” means all ores, doré, concentrates, metals, Minerals and Mineral by-products that are produced or extracted by or on behalf of the Royalty Payor from the Property;

(y)

“Property” means the mineral claims, leases, licences and other mineral titles and rights described in Schedule A, together with any and all renewals, extensions, substitutions, amendments, conversions, consolidations, re-locations, replacements or successor mineral titles or rights that are derived from, replace, succeed to or are obtained in substitution for or in continuation of any of the foregoing, in whole or in part, whether acquired before or after the Effective Date;

(z)	“Purchase Agreement” has the meaning set out in the preamble to this Royalty Agreement;

(aa)	“Respondent” has the meaning set out in Section 7.1;

(bb)	“Royalty Agreement” means this Net Smelter Returns Royalty Agreement;

(cc)	“Royalty Holder” has the meaning set out in the preamble to this Royalty Agreement;

(dd)	“Royalty Holder Parties” has the meaning set out in Section 6.1;

(ee)	“Royalty Payments” has the meaning set out in Section 2.1;

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(ff)	“Royalty Payor” has the meaning set out in the preamble to this Royalty Agreement;

(gg)	“Royalty Payor Parties” has the meaning set out in Section 4.1(b);

(hh)	“Rules” has the meaning set out in Section 7.3;

(ii)

“Sale” means the transfer of title to Products by or on behalf of the Royalty Payor, or any Affiliate of the Royalty Payor to a Person, whether or not an Affiliate of the Royalty Payor, and is deemed to include a deemed transfer of title to Products transported off the Property that the Royalty Payor elects to have credited to or held for its account by a smelter, refiner or broker, and is also deemed to include any Loss prior to any transfer or deemed transfer of title to Products; but a deemed sale shall arise only as the result of a voluntary election on the part of the Royalty Payor and shall not arise in circumstances in which a delay in transfer of title or in payment to the Royalty Payor is caused by the acts or omissions of an unrelated Person;

(jj)	“Third Party” means, with respect to a Party, a Person (other than another Party) acting at arm’s length to such Party;

(kk)	“trading activities” has the meaning set out in Section 5.6;

(ll)

“Transfer” means, with respect to any Holdings, (a) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Holdings (or any participation or interest therein), whether directly or indirectly (including pursuant to a derivative transaction), or agree or commit to do any of the foregoing and (b) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation, or other transfer of such Holdings (or any participation or interest therein), or any agreement or commitment to do any of the foregoing; and

(mm)	“VanIAC” has the meaning set out in Section 7.2;

Section 1.2	Schedules

Schedule A, which is attached to this Royalty Agreement, is by reference incorporated into and forms part of this Royalty Agreement:

Section 1.3	Governing Law

This Royalty Agreement will in all respects be governed by and be construed in accordance with the laws in force in the Province of British Columbia, Canada without regard for conflicts of laws or choice of laws principles that would permit or require the application of the laws of any other jurisdiction and, subject to Article 7, will be under the exclusive jurisdiction of the courts of the Province of British Columbia, Canada.

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Section 1.4	Severability

If any one or more of the provisions contained in this Royalty Agreement is held to be invalid, illegal or unenforceable in any respect under the laws of any jurisdiction, the validity, legality and enforceability of such provision will not in any way be affected or impaired thereby under the laws of any other jurisdiction and the validity, legality and enforceability of the remaining provisions contained herein will not in any way be affected or impaired thereby.

Section 1.5	Calculation of Time

If any time period set forth in this Royalty Agreement ends on a day of the week which is not a Business Day, then notwithstanding any other provision of this Royalty Agreement, such period will be extended until the end of the next following day which is a Business Day.

Section 1.6	Headings

The headings to the articles and sections of this Royalty Agreement are inserted for convenience only and will not affect the construction hereof.

Section 1.7	Other Matters of Interpretation

In this Royalty Agreement:

(a)	the singular includes the plural and vice versa;

(b)	the masculine includes the feminine and vice versa;

(c)	references to “article”, “section” and “subsection” are to articles, sections and subsections of this Royalty Agreement, respectively;

(d)

all provisions requiring a Party to do or refrain from doing something will be interpreted as the covenant of that Party with respect to that matter notwithstanding the absence of the words “covenants” or “agrees” or “promises”;

(e)

all provisions requiring a Party to do something will be interpreted as including the covenant of that Party to cause that thing to be done when the Party cannot directly perform the covenant but can indirectly cause that covenant to be performed, whether by an Affiliate under its control or otherwise;

(f)	the word “person” includes an individual, partnership, firm, corporation, company, body politic, or government or department thereof; and

(g)

the words “hereto”, “herein”, “hereby”, “hereunder”, “hereof” and similar expressions when used in this Royalty Agreement refer to the whole of this Royalty Agreement and not to any particular article, part, section, Schedule or portion thereof.

Article 2

ROYALTY description

Section 2.1	Royalty Reserved

Subject to Section 2.2, the Royalty Holder has agreed to accept and the Royalty Payor has agreed to grant to the Royalty Holder a Net Smelter Returns Royalty in respect of the Property equal to the aggregate of five percent (5%) of the Net Smelter Returns from the Sale of all Products (the “Royalty Payments”), on the terms and conditions specified in this Royalty Agreement. The Royalty applies to all Minerals produced, saved and sold from the Property or any portion thereof, including any mineral rights, titles or interests that are renewed, extended, substituted, converted, replaced or otherwise succeed to or replace the Property.

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Section 2.2	Interest in the Property

The Parties intend that the Net Smelter Returns Royalty, to the extent permissible under Applicable Laws, constitutes an interest in the Property and, accordingly agree that:

(a)	the Net Smelter Returns Royalty will run with the title to the Property so that all transfers of the Property or any interest therein shall be subject to the Net Smelter Returns Royalty;

(b)	any sale or other disposition by the Royalty Payor of any interest in the Property will be effective only in accordance with Article 4 hereof; and

(c)

the Royalty Payor will, upon request from the Royalty Holder, sign and deliver to the Royalty Holder, and the Royalty Holder may, to the extent permissible under Applicable Laws, register or otherwise record against titles to the Property, the form of notice or other document or documents as the Royalty Holder may reasonably request to give notice of the existence of the Net Smelter Returns Royalty to third Persons, and to protect the Royalty Holder’s right to receive the Net Smelter Returns Royalty as contemplated herein, and the Royalty Payor shall provide such assistance therewith as the Royalty Holder reasonably requests.

Article 3

OPERATION OF THE PROPERTY

Section 3.1	Operations

The Royalty Payor may, but will not be obligated to, treat, mill, heap leach, sort, concentrate, refine, smelt, or otherwise process, beneficiate or upgrade the ores, concentrates, and other Products at sites located on or off the Property, prior to a Sale. The Royalty Payor will not be liable for mineral values lost in processing under sound practices and procedures, and no Net Smelter Returns Royalty will be due on any such lost mineral values. The Royalty Payor will have complete discretion concerning the nature, timing and extent of all exploration, development, mining and other operations conducted on or for the benefit of the Property and may suspend operations and production on the Property at any time it considers prudent or appropriate to do so. The Royalty Payor will not owe the Royalty Holder any duty to explore, develop or mine the Property, or to do so at any rate or in any manner other than that which the Royalty Payor may determine in its sole and unfettered discretion. The Royalty Payor may, but is not obligated to, retain ore or treated ore containing Minerals as inventory for any length of time and for any reason, subject to the requirements of Section 3.4. The Royalty Payor shall not have an obligation to sell any Minerals at any time.

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Section 3.2	Sales to or Processing by Affiliates

The Royalty Payor will be permitted to sell Products in the form of raw ore, doré, or concentrates to its Affiliate, provided that such Sales will be deemed, for the purposes of this Royalty Agreement, to have been sold at prices and on terms no less favorable to the Royalty Payor than those that would be extended by an unaffiliated third Person in an arm’s length transaction under similar circumstances. The Royalty Payor will be permitted to contract with its Affiliates or an unaffiliated Third Person for the smelting or other processing of Products, provided that such contract is on an arm’s length basis at market terms.

Section 3.3	Commingling

Commingling of Products from the Property with other ores, doré, concentrates, metals, Minerals or Mineral by-products produced elsewhere is permitted, provided that reasonable and customary procedures, in accordance with good Canadian mining industry practice, are established for the weighing, sampling, assaying and other measuring or testing necessary to fairly allocate valuable metals contained in such Products and in the other ores, doré, concentrates, metals, Minerals and Mineral by-products.

Section 3.4	Stockpiling

The Royalty Payor may stockpile Products at such place or places which are owned, leased or otherwise controlled by the Royalty Payor or its Affiliates provided that same are appropriately identified and secured from loss, theft, tampering and contamination. At the Royalty Holder’s reasonable request, the Royalty Payor shall deliver to the Royalty Holder a quarterly statement of such inventory.

Section 3.5	Tailings and Waste Products

All tailings, waste rock or other waste products resulting from the mining, milling or other processing of ores derived from the Property shall be the sole and exclusive property and responsibility of the Royalty Payor, but shall be subject to the Royalty and the terms of this Agreement, including the provisions in respect of commingling, if such tailings, waste rock or other waste products are processed in the future resulting in the production of Minerals therefrom.

Article 4

TRANSFER

Section 4.1	Transfer by Royalty Holder or Royalty Payor

(a)

The Royalty Holder may Transfer this Agreement or any of its rights hereunder, in whole or in part, at any time and from time to time, without the consent of the Royalty Payor, including, without limitation, to any Affiliate of the Royalty Holder, any royalty, streaming, or investment company, any financial institution, or any arm’s length Third Party, provided that any such Transfer will be of no force and effect unless the transferee executes and delivers to the Royalty Payor a written assumption agreement agreeing to be bound by the terms of this Agreement.

(b)

The Royalty Payor may Transfer all or any portion of its interest in the Property provided that such transfer will not be effective as against the Royalty Holder until the purchaser has delivered to the Royalty Holder and the Royalty Payor a deed of covenant agreeing to be bound, to the extent of the interests transferred, by all of the terms and conditions of this Royalty Agreement and which also provides that the purchaser of the Property shall assume all of the rights, obligations and liabilities of the Royalty Payor under this Royalty Agreement. Upon delivery of such deed of covenant by such purchaser, the Royalty Holder shall be deemed to release, remise and forever discharge the Royalty Payor and its respective Affiliates, officers, directors, employees, agents, successors and assigns (the “Royalty Payor Parties”) from all proceedings obligations, liabilities, claims, demands, damages, losses, costs and expenses whatsoever in nature and kind wherever and howsoever arising, whether known or unknown, in law or in equity, which the Royalty Holder (or any other Person) has or thereafter can, shall or may have against the Royalty Payor Parties in relation to this Royalty Agreement, from and after the effective date of such transfer only (other than any payment obligations pursuant to Section 5.1 or indemnification obligations pursuant to Section 6.1 which arose prior to such transfer), provided, however, that no such release shall apply to, and the Royalty Payor Parties shall remain liable for, (i) any obligations, liabilities or breaches arising prior to the effective date of such transfer, and (ii) any Royalty underpayments, audit adjustments or other claims in respect of the period prior to such transfer, whether discovered or asserted before or after the effective date of such transfer, including any payment obligations pursuant to Section 5.1 or indemnification obligations pursuant to Section 6.1 that arose prior to such transfer.

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Section 4.2           Exceptions

Nothing in Section 4.1 applies to or restricts in any manner:

(a)

an indirect Transfer that results from a change in the shareholding of a public company whose shares are listed on a stock exchange or an amalgamation, reorganization, business combination or other merger transaction completed by a public company; provided that the successor corporation possesses all the property, rights and interests and is subject to all the debts, liabilities and obligations of each amalgamating or predecessor company;

(b)

an amalgamation or corporate reorganization involving the Royalty Holder that has the effect in law of the amalgamated or surviving corporation possessing all the property, rights and interests and being subject to all the debts, liabilities and obligations of each amalgamating or predecessor corporation provided that the surviving corporation was at all times before such amalgamation, an Affiliate of the Royalty Holder; or

(c)	a Transfer that is otherwise specifically required or permitted under this Royalty Agreement.

Article 5

PAYMENTS

Section 5.1           Payment Obligation

The obligation to pay Net Smelter Returns Royalty will accrue upon the first to occur of (a) the Sale of Products or (b) the out-turn of refined metals by a refinery to the Royalty Payor’s pool account in respect of Products. Where the Sale of Products or the out-turn of refined metals is made on a provisional basis, the amount of Net Smelter Returns Royalty payable will be based upon the amount of refined metal (or other Products) credited by such provisional settlement, but will be adjusted to account for the amount of refined metal (or other Products) established by final settlement by the refinery or by the purchaser of other Products, as the case may be. The payment of Net Smelter Returns Royalty based on a deemed transfer of title to Products transported off the Property that the Royalty Payor elects to have credited to or held for its account by a smelter, refiner or broker will be final (subject to Section 5.3) and shall not be considered provisional.

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Section 5.2           Payments

The Net Smelter Returns Royalty will be due and payable quarterly on the last day of the month next following the end of the calendar quarter in which the obligation to pay the same accrued. Net Smelter Returns Royalty payments will be accompanied by a statement showing in reasonable detail:

(a)	the quantities and grades of Products produced and sold or deemed sold by the Royalty Payor in the preceding calendar quarter;

(b)	the proceeds of Sale for other Products on which Net Smelter Returns Royalty is due;

(c)	Allowable Deductions; and

(d)	other pertinent information in sufficient detail to explain the calculation of the Net Smelter Returns Royalty payment.

Section 5.3           Adjustments

All Royalty Payments will be considered final and in full satisfaction of all obligations of the Royalty Payor with respect thereto, unless the Royalty Holder gives the Royalty Payor written notice describing and setting forth an objection to the determination thereof within two years after receipt by the Royalty Holder of the quarterly royalty statement referred to in Section 5.2. If the Royalty Holder objects to a particular quarterly statement as herein provided:

(a)

The Royalty Holder will, for a period of thirty (30) days after the Royalty Payor receives notice of such objection, have the right, upon reasonable notice and at a reasonable time, to have the Royalty Payor’s accounts and records relating to the calculation of the Net Smelter Returns Royalty in question audited by an independent chartered or certified public accountant knowledgeable in the mining industry selected by the Royalty Holder and who enters into a confidentiality undertaking substantially in the terms of Section 8.2.

(b)

If such audit determines that there has been a deficiency or an excess in the payment made to the Royalty Holder, such deficiency or excess will be resolved by adjusting the next quarterly Net Smelter Returns Royalty payment due hereunder to account for such deficiency or excess (and in the case of a deficiency, shall include interest at a rate per annum of Prime plus 3.0% calculated from the date of the disputed Royalty Payment). If production has ceased, settlement will be made between the Parties by cash payment.

(c)

The Royalty Holder will pay all costs of such audit unless a deficiency of two percent (2%) or more of the amount due to the Royalty Holder is determined to exist. The Royalty Payor will pay the costs of such audit if a deficiency of two percent (2%) or more of the amount due is determined to exist.

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Failure on the part of the Royalty Holder to make claim on the Royalty Payor for adjustment in such two-year period will establish the correctness of the payment and preclude the filing of exceptions thereto or making of claims for adjustment thereon.

Section 5.4	Currency

Unless otherwise specified, all payments to be made under this Royalty Agreement will be made in Canadian dollars.

Section 5.5	Wire Transfer

Payments hereunder will be made without demand, notice, set-off, or reduction, by wire transfer in good, immediately available funds, to such account or accounts as the Royalty Holder may designate pursuant to wire instructions provided by the Royalty Holder to the Royalty Payor not less than three (3) Business Days prior to the date upon which such payment is to be made as described in Section 5.2.

Section 5.6	Trading Activities

The Royalty Payor will have the right to market and sell refined metals and other Products in any manner it may elect, and will have the right to engage in forward sales, futures trading or commodity options trading and other price hedging, price protection, and speculative arrangements (“trading activities”) which may involve the possible physical delivery of Products. The Net Smelter Returns Royalty will not apply to, and the Royalty Holder will not be entitled or required to participate in, any gain or loss of the Royalty Payor or its Affiliate in trading activities or in the actual marketing or Sales of Products delivered pursuant to trading activities. In determining the Net Smelter Returns Royalty payable on any Products delivered pursuant to trading activities, the Royalty Payor will not be entitled to deduct from Gross Proceeds any losses suffered by the Royalty Payor or its Affiliates in trading activities. In the event that the Royalty Payor engages in trading activities, the Net Smelter Returns Royalty will be determined on the basis of the value of Products produced and without regard to the price or proceeds actually received by the Royalty Payor, as applicable, for or in connection with the Sale, or the manner in which a Sale to a third Person is made by the Royalty Payor, as applicable. In the event that the Royalty Payor engages in trading activities in respect of Products other than refined metals, the Gross Proceeds will be determined on the basis of the value of such Products ex headframe or minesite loading facility in the case of ores or ex mill or other treatment facility in the case of other Products. The Parties agree that the Royalty Holder is not a participant in the trading activities of the Royalty Payor, and therefore the Net Smelter Returns Royalty will not be diminished or improved by losses or gains of the Royalty Payor in any such trading activities.

Section 5.7	Books and Records

All books and records used by the Royalty Payor to calculate the Net Smelter Returns Royalty due hereunder will be kept according to IFRS consistently applied (with sufficient information to reconcile to GAAP).

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Section 5.8	Interest

If it is determined by an agreement between the Parties, or as the result of an audit pursuant to Section 5.3, or as a result of arbitration pursuant to Article 7, that any Royalty Payment has not been paid in full, the Royalty Payor shall pay interest on the delinquent payment at a rate per annum equal to the rate of interest that the Canadian Imperial Bank of Commerce establishes as its Prime rate of interest plus 2% per annum, commencing on the date on which such delinquent payment was properly due and continuing until the date on which the Royalty Holder receives payment in full of such delinquent payment and all accrued interest thereon. For the purposes of this Section, the Prime rate shall be determined as of the date on which such delinquent payment was properly due.

Article 6

INDEMNITies

Section 6.1	Indemnities

The Royalty Payor agrees that it will defend, indemnify, reimburse and hold harmless the Royalty Holder, its officers, directors, shareholders, employees and its successors and assigns (collectively the “Royalty Holder Parties”), and each of them, from and against any and all claims, demands, liabilities, actions and proceedings, which may be made or brought against the Royalty Holder Parties or which any of them may sustain, pay or incur that result from or relate to operations conducted on or in respect of the Property that result from or relate to the mining, handling, transportation, smelting or refining of the Products or the handling or transportation of the Products.

Section 6.2	Limitation

The indemnity provided in Section 6.1 is limited to claims, demands, liabilities, actions and proceedings that may be made or taken against an indemnified party its capacity as or related to the Royalty Holder as a holder of the Net Smelter Returns Royalty and will not include any indemnity in respect of any claims, demands, liabilities, actions and proceedings against a Royalty Holder Party in any other capacity.

Article 7

arbitration

Section 7.1           Notice of Dispute

The Parties will attempt to resolve amicably any claims, controversies, failure to agree, disagreement or dispute (each a “Dispute”) between them arising under or related to this Royalty Agreement, by referral to successively higher level of the Parties’ respective management. If there is no resolution of the Dispute by this means within thirty (30) days, then such Dispute will be submitted to arbitration by written demand of any Party. To demand arbitration, a Party (the “Claimant”) will give the other Party (the “Respondent”) a Notice specifying the issues in dispute, the amount involved, the remedy requested and the name of the arbitrator the Claimant appoints (such Notice, a “Notice of Dispute”). Within twenty (20) Business Days after receipt of the Notice of Dispute, the Respondent will answer the Notice of Dispute in writing, specifying the issues the Respondent disputes.

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Section 7.2           Arbitration Panel

The arbitration will be determined by one arbitrator to be agreed upon by the Claimant and the Respondent within 10 Business Days after the Respondent has responded to the Notice of Dispute. If the Claimant and the Respondent cannot agree on the appointment of an arbitrator, the Claimant and the Respondent shall refer the matter to the Vancouver International Commercial Arbitration Centre (the “VanIAC”) and the VanIAC shall appoint the arbitrator. The arbitrator appointed by the Claimant and the Respondent or by the VanIAC shall be experienced and knowledgeable in respect of the matters in dispute as set out in the Notice of Dispute and any response to the Notice of Dispute. No person will be appointed or selected as an arbitrator hereunder unless such person agrees in writing to serve. The selection of an arbitrator, either by agreement of the Claimant and the Respondent or by the VanIAC shall be final and binding on the Claimant and the Respondent.

Section 7.3           Conduct of Arbitration

Except as specifically provided in this Article 7, arbitration hereunder will be conducted in the English language in accordance with the current VanIAC international commercial arbitration rules (in this Article, the “Rules”). The seat of arbitration is Vancouver, British Columbia. The arbitrator will fix a time and place in Vancouver, British Columbia reasonably convenient for the Claimant and the Respondent, after giving the Claimant and the Respondent not less than seven (7) Business Days’ Notice, for the purpose of hearing the evidence and representations of the Claimant and the Respondent and they will preside over the arbitration and determine all questions of procedure not provided for under the Rules or this Section 7.3. After hearing any evidence and representations that the Claimant and the Respondent may submit, the arbitrator will make a decision and reduce the same to writing and deliver one copy thereof to each of the Claimant and the Respondent. The arbitrator will endeavor to make a decision within forty-five (45) days after its appointment, subject to any reasonable delay due to unavoidable circumstances. Any decision by the arbitrator will follow and apply the laws applicable to this Royalty Agreement pursuant to Section 1.3. The expense of the arbitration, including travel costs, expert witness and attorney’s fees and costs will be paid as determined in the discretion of the arbitrator, having due regard for the outcome of the arbitration and the relationship of the result to the positions taken by the Claimant and the Respondent to the Dispute. In the absence of fraud or manifest error, the decision of the arbitrator will be final and binding upon each of the Parties to the dispute.

Section 7.4           Jurisdiction of Courts

Judgment upon the award may be entered by any court having jurisdiction thereof or having jurisdiction over the relevant Party or its assets. Except where matters are expressed herein to be subject to arbitration, the provincial or federal courts sitting in British Columbia, Canada will have exclusive jurisdiction to hear and determine all matters relating to this Royalty Agreement, including enforcement of the obligation to arbitrate. The Parties hereby irrevocably consent, agree and submit to the jurisdiction of the provincial or federal courts sitting in British Columbia, Canada. Nothing in this Agreement shall prevent either party from applying to the provincial or federal courts sitting British Columbia, Canada for interlocutory, injunctive, provision or interim measures, including but not limited to any claim for preliminary injunctive relief.

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Article 8

MISCELLANEOUS

Section 8.1	Other Activities and Interests

This Royalty Agreement and the rights and obligations of the Parties hereunder are strictly limited to the Property. Each Party will have the free and unrestricted right to enter into, conduct and benefit from any and all business ventures of any kind whatsoever, whether or not competitive with the activities undertaken pursuant hereto, without disclosing such activities to the other Party or inviting or allowing the other to participate therein including activities involving mineral titles adjoining the Property.

Section 8.2	Confidentiality

All information, data, reports, records, feasibility studies and test results relating to the Property and the activities of the Royalty Payor or any other Party thereon and the terms and conditions of this Royalty Agreement, all of which will hereinafter be referred to as “confidential information”, will be treated by the Royalty Holder as confidential and will not be disclosed to any Person not a Party to this Royalty Agreement, except in the following circumstances:

(a)

the Royalty Holder may disclose confidential information to its auditors, legal counsel, institutional lenders, brokers, underwriters and investment bankers, provided that such non-Party users are advised of the confidential nature of the confidential information, undertake to maintain the confidentiality thereof and are strictly limited in their use of the confidential information to those purposes necessary for such non-Party users to perform the services for which they were retained by the Royalty Holder;

(b)

the Royalty Holder may disclose confidential information, where that disclosure is necessary in order to register and maintain the registration of a caveat in respect of any or all of the Property under Applicable Law;

(c)

the Royalty Holder may disclose confidential information, issue a press release or make or file any other statement containing confidential information (a “release”) where that release is necessary to comply with its disclosure obligations and requirements and/or those of its Affiliates under any Applicable Laws, including securities laws, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that (i) the proposed release is limited to factual matters, (ii) the Royalty Holder has availed itself of the full benefits of any Applicable Laws or contractual rights as to disclosure on a confidential basis to which it may be entitled, (iii) the Royalty Holder has consulted with the Royalty Payor prior to issuing, making or filing any release with or to a Person that is not a Party (including a government or exchange authority), and (iv) the Royalty Holder has provided the Royalty Payor with the text of the proposed release and has provided the Royalty Payor with a reasonable opportunity (not less than three (3) Business Days) to comment on the release and will incorporate the Royalty Payor’s reasonable changes to the release before the release is issued, made or filed. Notwithstanding the foregoing, when the Royalty Holder requests input or consent from the Royalty Payor pursuant to the provisions in Section 8.4 as to any release and the Royalty Payor has not responded to such request within three (3) Business Days, then the Royalty Holder will be entitled to proceed with its release as if it had received input or consent from the Royalty Payor;

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(d)

subject to the restrictions in Article 4, the Royalty Holder may disclose confidential information to any Third Party to whom the Royalty Holder bona fide contemplates a Transfer of its Holdings under Article 4 provided that it takes all reasonable steps to ensure that such Third Party does not disclose such confidential information and the Royalty Holder agrees that it shall indemnify and save the Royalty Payor harmless from all loss, damage, costs, actions, suits and expenses arising out of or in connection with any disclosure of confidential information by any such Third Party;

(e)

the Royalty Holder may disclose confidential information to any Third Party undertaking a bona fide due diligence review in connection with any debt or equity financing, or a merger, acquisition, business combination or other corporate transaction involving the Royalty Holder, provided that it takes all reasonable steps to ensure that such Third Party does not disclose such confidential information and the Royalty Holder agrees that it shall indemnify and save the Royalty Payor harmless from all loss, damage, costs, actions, suits and expenses arising out of or in connection with any disclosure of confidential information by any such Third Party;

(f)

the Royalty Holder may disclose confidential information where that disclosure is necessary to comply with its disclosure obligations and requirements under any securities law, rules or regulations or stock exchange listing agreements, policies or requirements or in relation to proposed credit arrangements, provided that the proposed disclosure is limited to factual matters and that the Royalty Holder will have availed itself of the full benefits of any laws, rules, regulations or contractual rights as to disclosure on a confidential basis to which it may be entitled; or

(g)	with the approval of the Royalty Payor.

The Royalty Holder may disclose any confidential information that becomes part of the public domain by no act or omission in breach of this Section 8.2 or that the Royalty Holder receives from a third Person not under any duty of non-disclosure. The Royalty Holder and its Affiliates, shall be jointly and severally liable for any act or omission of the Royalty Holder, or any of its Affiliates, in breach of this Section 8.2.

Section 8.3	No Partnership

This Royalty Agreement is not intended to, and will not be deemed to, create any partnership relation between the Parties including, without limitation, a mining partnership or commercial partnership. The obligations and liabilities of the Parties will be several and not joint and neither Party will have or purport to have any authority to act for or to assume any obligations or responsibility on behalf of the other Party. Nothing herein contained will be deemed to constitute a Party the partner, agent or legal representative of the other Party or to create any fiduciary relationship between the Parties.

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Section 8.4	Notice

(a)

Any notice or writing required or permitted to be given under this Royalty Agreement or any communication otherwise made in respect of this Royalty Agreement (referred to in this Section as a “Notice”) shall be sufficiently given if in writing and: (i) delivered personally, either to the individual designated below for such Party, or to an individual having apparent authority to accept deliveries on behalf of such individual at the address set out below for such Party; (ii) by registered mail to the address set out below for such Party; or (iii) transmitted by email, receipt acknowledged by the receiving Party within 72 hours of the applicable Notice being sent by email, to the applicable email addresses set out below for such Party.

(b)           In the case of a notice to the Royalty Payor, at:

554-1685 Chestnut Street

Vancouver, BC V6J 4M6

Attention: Kristin Fedchuk

Email: kristin@maritimesgold.com

In the case of a Notice to the Royalty Holder, at:

1075 West Georgia Street, Suite 1890

Vancouver, BC V63 3C9

Attention: Theo Van Der Linde

Email: theo@pashleth.com

or at such other address as the Party (or Parties) to whom such Notice is to be given shall have last notified the Party giving the same, in the manner provided in this Section.

(c)	Any Notice is effective:

(i)	if personally delivered as described above, on the day of personal service to the recipient Party;

(ii)

if by registered mail and (A) in Canada to a Canadian address, on the fourth Business Day following the day on which it is mailed, or (B) if in Canada to a non-Canadian address or not in Canada to any address, on the tenth Business Day, except that if at any time between the date of mailing and the fourth or tenth Business Day (as applicable) thereafter there is a general discontinuance or disruption of postal service, the Notice must be given by means other than registered mail; and

(iii)

if sent by email, then on the day on which the sender receives confirmation of receipt by return electronic email from the recipient (provided that the confirmation of receipt cannot be reasonably suspected of being an automatically generated response and must be received within 72 hours after transmission of the Notice) if that day is a Business Day and if the confirmation was received prior to 5:00 p.m. local time in the place of delivery or receipt, and otherwise, on the next Business Day.

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Section 8.5	Further Assurances

Each Party will, at the request of another Party and at the requesting Party’s expense, execute all such documents and take all such actions as may be reasonably required to effect the purposes and intent of this Royalty Agreement.

Section 8.6	Entire Agreement

This Royalty Agreement, including the Schedule hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof, all previous agreements and promises in respect thereto being hereby expressly rescinded and replaced hereby. No modification or alteration of this Royalty Agreement will be effective unless in writing executed subsequent to the date hereof by both Parties. No prior written or contemporaneous oral promises, representations or agreements are binding upon the Parties. There are no implied covenants contained herein, except the covenants of good faith and fair dealing that are sometimes implied in such agreements.

Section 8.7	No Waivers

No waiver of or with respect to any term or condition of this Royalty Agreement will be effective unless it is in writing and signed by the waiving Party, and then such waiver will be effective only in the specific instance and for the purpose of which given. No course of dealing among the Parties, nor any failure to exercise, nor any delay in exercising, any right, power or privilege hereunder will operate as a waiver thereof, nor will any single or partial exercise of any specific waiver of any right, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege.

Section 8.8	Time of the Essence

Time is of the essence in the performance of any and all of the obligations of the Parties, including, without limitation, the payment of monies.

Section 8.9	Counterparts

This Royalty Agreement may be executed in any number of counterparts and by the different Parties hereto on separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts together shall constitute one and the same instrument. Such counterparts may be delivered by regular post, courier or electronic mail.

Section 8.10	Parties in Interest

This Royalty Agreement will inure to the benefit of and be binding on the Parties and their respective successors and permitted assigns.

Section 8.11	Scope Interpretation

For greater certainty, this Agreement is intended to reflect and implement the scope of the Royalty granted pursuant to the Purchase Agreement, and nothing herein shall be interpreted to narrow or limit such scope.

[Intentionally left blank; Signature page follows]

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IN WITNESS WHEREOF the Parties caused this Net Smelter Returns Royalty Agreement to be executed and delivered as of the date first set forth above.

1156219 B.C. LIMITED		MARITIMES GOLD CORP.

Per:	/s/ Johannes (Theo) Van der Linde	Per:	/s/ Kristin Fedchuk
	Authorized Signatory		Authorized Signatory

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Schedule A

PROPERTY

MILLER LAKE PROPERTY

License #	Ownership	Standing	Expiry	Encumbrances
50201	Maritimes Gold Corp.	Good Standing	2/5/2027	MacKinnon Royalty[1]
51321	Maritimes Gold Corp.	Good Standing	1/4/2027	None
52295	Maritimes Gold Corp.	Good Standing	6/11/2027	None
52910	Maritimes Gold Corp.	Good Standing	1/4/2027	None
53688	Maritimes Gold Corp.	Good Standing	4/14/2026 Renewal Applied 12/12/2025	None
55675	Maritimes Gold Corp.	Good Standing	7/22/2026	None
56473	Maritimes Gold Corp.	Good Standing	07/08/2026 Renewal Applied 6/8/2026	None
56541	Maritimes Gold Corp.	Good Standing	7/25/2026	None
56622	Maritimes Gold Corp.	Good Standing	10/18/2026	None

1 MacKinnon Royalty means the 1.5% gross metals royalty originally granted to 3302051 Nova Scotia Limited (“3302051”) pursuant to an option agreement between 3302051 and Crosby Gold Ltd. dated as of October 14, 2016, as amended.